Exhibit 99

        The McGraw-Hill Companies Reaffirms Double-Digit Earnings Growth
                                Forecast for 2004

               - Projects Double-Digit Earnings Growth for 2005 -

    NEW YORK, Dec. 7 /PRNewswire-FirstCall/ -- Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies (NYSE:
MHP), reiterated the Corporation's projection for double-digit growth in earnings per share from continuing operations in 2004, without the reoccurrence of the 30-cent after-tax benefit from its 2003 sale of the equity interest in its headquarters building.
    Mr. McGraw also said he expects the Corporation to achieve another year of double-digit earnings per share growth from continuing operations in 2005, including dilution of five-to-six cents from recent acquisitions, but excluding the 2004 non-cash benefit of 10-cents per share from accrued tax liabilities, and excluding a change in accounting for share-based compensation currently scheduled to take effect at the start of July.
    In a presentation at the UBS Warburg 32nd Annual Media Week Conference, Mr. McGraw said, "The Corporation's confidence in the future is based on continued improvement in the economy and the alignment of our businesses with powerful long-term trends that will continue to create significant growth opportunities for years to come."
    Mr. McGraw said that there will be several key drivers of growth in 2005. A higher level of growth is projected for McGraw-Hill Education, which is expected to outperform both the rebounding elementary-high school market and the higher education market; Financial Services is expected to once again achieve double-digit top and bottom line growth; and Information and Media Services should benefit from an improving outlook for advertising and business information.
    Mr. McGraw said the Corporation is committed to creating total shareholder value. Its shares have outpaced the S&P 500 in total return for the last 10, five and three years, and are on track to outperform the S&P 500 again in 2004. "Since 1996, we have returned more than $3 billion to shareholders through share repurchases and increased dividends. The combination of share repurchases and dividends produced a compound annual growth rate of 11.7% in total return to shareholders for the seven-year period ending in 2003," Mr. McGraw said.

    Mr. McGraw's presentation to the UBS Warburg 32nd Annual Media Week Conference will be available live from The McGraw-Hill Companies' Investor Relations website at 3:30 p.m. on December 7. Go to http://www.mcgraw-hill.com/investor_relations. Click on the appropriate link under the WEBCAST - LIVE icon. Audio replays will be available beginning three hours after the presentation and will remain accessible on the Corporation's Investor Relations website through December 14, 2004. Listeners will need either Windows MediaPlayer or RealPlayer. The prepared remarks and slides will also be available for downloading from the site's Management Commentary section on December 9.

    About The McGraw-Hill Companies
    Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, BusinessWeek and McGraw-Hill Education. The Corporation has more than 280 offices in 40 countries. Sales in 2003 were $4.8 billion. Additional information is available at http://www.mcgraw-hill.com.

SOURCE  The McGraw-Hill Companies
    -0-                             12/07/2004
    /CONTACT:  Media Relations Contacts:

               Steven H. Weiss
               Vice President, Corporate Communications
               The McGraw-Hill Companies
               (212) 512-2247 (office)
               (917) 374-2024 (mobile)
               (212) 580-2565 (home)
               weissh@mcgraw-hill.com

               Tom DiPiazza
               Director, Corporate Communications
               The McGraw-Hill Companies
               (212) 512-4145 (office)
               (917) 328-7582 (mobile)
               tom_dipiazza@mcgraw-hill.com

               Investor Relations Contact:

               Donald S. Rubin
               Senior Vice President, Investor Relations
               The McGraw-Hill Companies
               (212) 512-4321 (office)
               (212) 512-3840 (fax)
               donald_rubin@mcgraw-hill.com   /
    /Web site:  http://www.mcgraw-hill.com
                http://www.mcgraw-hill.com/investor_relations /
    (MHP)

CO:  McGraw-Hill Companies
ST:  New York
IN:  EDU HED PUB
SU: